EXHIBIT 99.2

Victory Energy Corporation Issues Updated Reserve Report

PV-10 Increases 62.6% to $3.9 Million

AUSTIN, Texas – (August 19, 2014). Victory Energy Corporation, (OTCQX: VYEY) (“Victory” or “the Company”) a rapidly growing, Permian Basin focused oil and gas company, today issued an updated reserve report showing a 62.6% increase in the PV-10 value of its reserves based on a report issued by Cambrian Management Ltd., an independent petroleum reserves engineering firm. The majority of the increase is attributed to the Fairway Project acquired in June 2014.

The Cambrian Management Ltd. report showed total reserves of approximately 205.6 MBOE and a PV-10 of approximately $3.9 million. These totals include probable reserve based values of $1.4 million PV-0 and $.8 million PV-10, all of which is associated with the Fairway Project. Without the benefit of the probable reserves at June 30, 2014, PV-10 increase would have been 28.3 % higher than December 31, 2013.

Reserves	Oil Mbbl	Gas MMcf	Total MBOE	Revenue	PV-0	PV-10
PDP	27.2	677.3	10.1	$6,470,870	$3,440,510	$2,145,470
PDNP	11.5	21.2	15.0	$1,242,690	$772,810	$565,030
PUD	12.8	11.5	14.7	$1,287,100	$714,300	$396,590
Probable	28.4	44.2	35.8	$3,016,510	$1,385,710	$830,170
Total Reserves	79.9	754.2	205.6	$12,017,170	$6,313,330	$3,937,260

The Fairway Project located in Glasscock and Howard County, Texas accounted for the majority of the increases in PDNP, PUD and Probable reserves. As of August 1, 2014, four new wells have been drilled on the Fairway property by Target Energy; four additional wells will be drilled in 2014.

Under Securities and Exchange Commission guidelines, the commodity prices used in the June 30, 2014 and December 31, 2013 PV-10 estimates were based on the 12-month unweighted arithmetic average of the first day of the month prices for the period July 1, 2013 through June 1, 2014, and for the period January 1, 2013 through December 1, 2013, respectively, adjusted by lease for transportation fees and regional price differentials and were also used in the mid-year 2014 report. For crude oil volumes, the average West Texas Intermediate posted price of $100.27 per barrel used to calculate PV-10 at June 30, 2014 was up 3% from the average price of $96.94 per barrel used to calculate PV-10 at December 31, 2013. For natural gas volumes, the average Henry Hub spot price of $4.10 per million British thermal units ("MMBTU") used to calculate PV-10 at June 30, 2014 was up 14% from the average price of $3.60 per MMBTU used to calculate PV-10 at December 31, 2013. All prices were held constant throughout the estimated economic life of the properties.

“Our updated reserve report is another indication that our strategy is unfolding as we envisioned,” explained Kenny Hill, CEO of Victory Energy Corporation. “We focus on acquiring and developing low-risk vertical wells in the Permian Basin. This disciplined, capital efficient and repeatable process, coupled with our unique funding structure, affords us the opportunity to create significant shareholder value for an extended period of time.”

Separately, an updated corporate presentation with the updated reserve information is now available on the Company’s website at www.vyey.com.

About Victory Energy

Victory Energy Corporation (OTCQX: VYEY), is a public held, growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. The company is focused on the acquisition and development of stacked multi-pay resource play opportunities in the Permian Basin that offer predictable outcomes and long-lived reserve characteristics. The company presently utilizes low-risk vertical well development, which offers repeatable and profitable outcomes. Current Company assets include interest in proven formations such as the Spraberry, Wolfcamp, Wolfberry, Mississippian, Cline and Fusselman formations. For additional information on the company, please visit www.vyey.com .

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimated,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “project,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Among these forward-looking statements are statements regarding EURs, estimated BOE, estimated future gross undiscounted cash flow and estimated drilling and completion costs. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, our ability to successfully complete pending acquisitions, integrate them with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, changes to drilling plans and schedules by the operators of prospects, overruns in costs of operations, hazards, delays, and any other difficulties related to drilling for and producing oil or gas, the price of oil, NGLs, and gas, results of marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in the Company’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company’s Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company’s other filings with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s website at www.sec.gov, and on the Company’s website at www.vyey.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Relations Contact

Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us